Exhibit 99.1

5321 Corporate Boulevard

Baton Rouge, LA 70808

Lamar Advertising Company Prices

Private Offering of Senior Notes

Baton Rouge, LA — September 22, 2025 — Lamar Advertising Company (Nasdaq: LAMR) announced today that its wholly owned subsidiary, Lamar Media Corp. (“Lamar Media”), has agreed to sell $400.0 million in aggregate principal amount of 5.375% Senior Notes due 2033 (the “Notes”) through an institutional private placement. The Notes will be guaranteed on a senior unsecured basis by substantially all of Lamar Media’s domestic subsidiaries. The proceeds, after the payment of fees and expenses, to Lamar Media of this offering are expected to be approximately $393.5 million. Subject to customary closing conditions, the closing of this offering is expected on or about September 25, 2025.

Lamar Media intends to use the proceeds of this offering, after the payment of fees and expenses, to repay indebtedness outstanding under the revolving portion of its senior credit facility and Accounts Receivable Securitization Program.

This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, any securities, nor shall there be any sales of the Notes in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. This notice is being issued pursuant to and in accordance with Rule 135(c) under the Securities Act of 1933, as amended (the “Securities Act”).

The Notes and related guarantees subject to the private placement have not been registered under the Securities Act, or any state securities laws, and will be offered only to qualified institutional buyers in reliance on Rule 144A under the Securities Act and to non-U.S. persons in offshore transactions in reliance on Regulation S. Unless so registered, the Notes and related guarantees may not be offered or sold in the United States or to U.S. persons except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

Forward-Looking Statements

This press release contains forward-looking statements regarding Lamar Media’s ability to complete this private placement and its application of net proceeds. These forward-looking statements involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those results indicated in the forward-looking statements include uncertainties relating to market conditions for corporate debt securities generally and for the securities of advertising companies and for Lamar Media in particular.

******

This news release is for informational purposes only and is not an offer to sell, or the solicitation of an offer to buy, securities.

Company Contact:

Buster Kantrow

Director of Investor Relations

Lamar Advertising Company

(225) 926-1000

bkantrow@lamar.com